Exhibit 10.70

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

HOKU CHANGE ORDER 2.0
April 7, 2008

JH KELLY LLC
831 3rd Avenue
Longview, WA 98632
Attn: Mason Evans, President

Dear Mason:

Pursuant to Article 8.1 of the Cost Plus Incentive Construction Contract (the “Contract”) dated August 8, 2007, by and between Hoku Materials, Inc. (“Owner”) and JH Kelly LLC. (“Contractor”), Owner and Contractor hereby agree to the following Change (as defined in the Contract). Capitalized terms not otherwise defined in this Change are defined in the Contract.

1.
The Project Objective described in Exhibit A to the Contract is hereby changed to reflect an increase in the planned output of the Project from “2,000 metric tons per year” to “a minimum of 3,500 metric tons per year.”

2.	For 3,500 metric tons per year of planned output the Target Price is increased by $25 million.

3.	Section 9.2.2.2 of the Agreement (Schedule Incentive) is amended and restated as follows:

“Contractor may earn up to $1,500,000 (the “Schedule Incentive”) for achieving the milestones set forth on the Project Schedule attached as Exhibit B. The Schedule Incentive shall be paid to Contractor, if at all, in accordance with Appendix 2 to Exhibit C.”

4.	Exhibit B to the Agreement is amended and restated in its entirety as set forth on Exhibit B attached hereto.

5.	Exhibit C to the Agreement is amended by adding a new Appendix 2 as set forth on “Appendix 2 to Exhibit C” attached hereto.

6.
The defined term “Substantial Completion” in Section 1.26 of the Agreement is amended and replaced in its entirety with the defined term “Final Completion” as set forth on Exhibit B attached hereto, and all references to the defined term “Substantial Completion” in the Agreement shall be amended and replaced by the defined term “Final Completion”.

One Hoku Way · Pocatello, Idaho 83204 · Tel 808-682-7800 · Fax 808-682-7807 · www.hokumaterials.com

Mason Evans JH Kelly LLC April 7, 2008 Page 2 of 6

7.	Section 1.15 of the Agreement is hereby amended and restated in its entirety as follows:

“Mechanical Completion” means [*] (each defined on Exhibit B), as applicable.

8.	Section 3.11.1 of the Agreement is hereby amended and restated in its entirety as follows:

“3.11.1 Attached as Exhibit B to this Agreement is a project schedule (the “Project Schedule”) that includes target dates for achieving milestones in the completion of the Work (the “Milestones”).”

9.	Section 3.11.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“3.11.2 Subject to Sections 8 and 10 below and to any adjustments authorized pursuant to the other provisions of this Agreement, Contractor shall diligently perform the Work and strive to achieve each Milestone on or before the applicable date set forth in the Project Schedule, as may be modified through mutually approved Target Price Revisions or Change Orders through the course of the Project.”

10.	Section 3.11.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“3.11.3 The dates for completing each Milestone set forth on Exhibit B shall be extended for any period of delay caused by reasons not within the sole control of Contractor, its suppliers or subcontractors, or Owner failing to provide timely payment or approvals in accordance with the provisions of this Agreement when such failure was not due to action or inaction of Contractor or its Subcontractors and provided that Contractor provides Owner with prompt written notice of any such delay by Owner. Provided that this Agreement is in full force and effect and Owner has directed Contractor to perform the applicable Work hereunder, then if such Work is delayed due to the fault of Contractor such that Contractor does not achieve any Milestone on or before the applicable date set forth in the Project Schedule, then the Project Schedule shall not be adjusted, and Contractor shall pay Owner liquidated damages in the amount of ten thousand dollars ($10,000) per day of delay in achieving the applicable milestone up to a combined aggregate limit of one million dollars ($1,000,000).”

11.	Section 4.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“4.2 Property Rights and Access to Site. Owner warrants that it has a valid long-term leasehold interest in the Site and possesses the legal right to construct Work on the Site. Owner agrees to provide Contractor full access to the Site for purposes of performing the Work and an adequate area or areas at such Site for Contractor's office, warehouse, craft change rooms, shop buildings, welding facilities, materials storage and employee parking, and all temporary water and power necessary (including necessary standby or alternate power in the event of a power interruption) to support all construction. Owner, its agents and employees, shall have access to the Site to perform any and all work on the Site which Owner may undertake either through its own work forces or through contractors or subcontractors, independently hired by Owner, and to inspect Contractor’s work. Owner shall use commercially reasonable efforts to schedule such other work in a manner which will not delay Contractor’s work. If such delay is caused by Owner, Owner agrees to extend the Milestone Completion Date (as defined on Appendix 2 to Exhibit C), as applicable, for the length of the delay and to keep Contractor whole for any additional labor costs caused by the delay unless such delay was due to action or inaction of Contractor or its subcontractors and provided that Contractor provides notice immediately to Owner’s Representative when Contractor believes such delay has occurred or is likely to occur. The provisions in this paragraph and in Section 3.12 regarding delays in construction shall not apply to time needed for normal inspections or for remedial work required following such inspections.”

Mason Evans JH Kelly LLC April 7, 2008 Page 3 of 6

12.	Section 9.3.4.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“9.3.4.2 Two and one-half percent (2.5%) retainage on all other Work. Owner shall release and pay Contractor fifty percent (50%) of all amounts retained from the Applications for Payment within thirty (30) days of Contractor’s achievement of “Substantial Completion - 1” (as defined on the Project Schedule), and shall release and pay Contractor the balance of all amounts retained within thirty (30) days of Contractor’s achievement of Final Completion.

13.	The last sentence of Section 10.6 (Force Majeure) is hereby amended and restated in its entirety to read as follows:

“Reasonable adjustment to Contract Price and Final Completion Date shall be made in the event of Force Majeure events and/or impacts.”

Except for the matters specifically set forth above, this Change does not amend the Contract. Please sign below to acknowledge your agreement with this Change.

Sincerely yours,

HOKU MATERIALS, INC.

/s/ SCOTT PAUL
Scott Paul, VP Bus. Dev.

Acknowledged and agreed as of this 4th day of April, 2008.

Mason Evans JH Kelly LLC April 7, 2008 Page 4 of 6

JH KELLY LLC

By:	/s/ MASON M. EVANS

Name:	Mason M. Evans

Title:	President

Cc: Mark Fleischauer, JH Kelly LLC, 2311 East First Street, Vancouver, WA 98661

Mason Evans JH Kelly LLC April 7, 2008 Page 5 of 6

Exhibit B

PROJECT SCHEDULE

The following Project Schedule is attached as Exhibit B to the Cost Plus Incentive Construction Contract dated as of August 8, 2007, between HOKU MATERIALS, INC. and JH KELLY LLC (the “Agreement”). Capitalized terms not otherwise defined herein are defined in the Agreement.

The “Preliminary Reactor Test Demonstration” is scheduled for completion on or before October 31, 2008. For purposes of the Agreement, the Preliminary Reactor Test Demonstration means that two or more polysilicon deposition reactors at the Site are set-up such that they may be put into short term testing and operation to produce polysilicon (permanent connections, automatic controls, etc. are not required for this milestone) independent of the full facility.

[*]

“Final Completion” is scheduled to be accomplished on or before September 12, 2009. For purposes of the Agreement, “Final Completion” means that (i) all punch list items have been completed to Owner’s reasonable satisfaction; (ii) all temporary facilities have been removed; and (iii) the Project is complete.

It is understood by Owner and Contractor that the Project Schedule outlined above is a target. In no event, however, does Contractor represent or warrant to Owner that the Project Schedule will be achieved, and subject to Owner’s remedies pursuant to the Agreement for Contractor’s failure to perform, Contractor shall be paid for the Cost of the Work pursuant to the Agreement regardless of the actual completion schedule.

Mason Evans JH Kelly LLC April 7, 2008 Page 6 of 6

Appendix 2 to Exhibit C
Schedule Incentive

Based upon equipment lead time, construction and permitting, the date for Final Completion (as defined in Exhibit B to the Agreement) is September 12, 2009 (the “Final Completion Date”). However, it is Owner’s desire to achieve certain interim completion milestones as specified on Exhibit B to this Agreement by the dates specified in the table below (each, a “Completion Date”). In the event such milestones are achieved by the applicable dates set forth below, Contractor shall be entitled to a “Schedule Incentive” as set forth in the following table:

Milestone	Completion Date	Schedule Incentive
Preliminary Reactor Installation	October 31, 2008	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
Final Completion	September 12, 2009	[*]

However, after the date of each such Completion Date, the applicable Schedule Incentive shall be reduced by $10,000 per day for every day the applicable Milestone is not achieved. However, in no event shall the Schedule Incentive be reduced below zero.